Exhibit 99.1

Nasdaq Confirms Hydrofarm’s Compliance with Stockholders’ Equity Requirement

Confirmation follows the Company’s elimination of $109 million of debt on October 27, 2026

SHOEMAKERSVILLE, Pa., November 12, 2026 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM) today announced that it has received confirmation from The Nasdaq Stock Market LLC (“Nasdaq”) by letter dated November 9, 2026, that the Company has regained compliance with Nasdaq Listing Rule 5550(b)(1), the $2.5 million minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market (the “Equity Rule”).

“We received notice from Nasdaq that we are in compliance on our stockholders’ equity, another milestone in our financial restructuring,” said Bill Toler, Chairman and Chief Executive Officer. “With this confirmation, our organization is focused on profitable growth: our proprietary brands out of Eugene, the direct commercial sales channel that opened when the term loan was eliminated, and scaling logistics services under Project Agility. That’s where our 50th year starts.”

As previously disclosed, the Company was notified on April 1, 2026 that it did not satisfy the Equity Rule and subsequently requested a hearing before the Nasdaq Hearings Panel (the “Panel”). On October 27, 2026, the Company terminated its $109 million senior secured term loan and completed a registered direct offering and concurrent private placement, eliminating its outstanding debt(i) and restoring positive stockholders' equity. Nasdaq's confirmation follows its review of those transactions.

The Company intends to monitor its stockholders’ equity and its compliance with the other Nasdaq continued listing requirements, including the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), and to take such actions as may be necessary to regain or maintain compliance.

The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) regarding Nasdaq’s confirmation. Additional information regarding the October 27, 2026 transactions is set forth in the Company’s Current Reports on Form 8-K filed with the SEC on October 27, 2026 and in the Company’s press releases dated October 27, October 28, and November 3, 2026.

(i) Hydrofarm maintains an immaterial amount of ‘Other debt’ comprised of a foreign subsidiary’s revolving line of credit and mortgage.

About Hydrofarm Holdings Group, Inc.

Hydrofarm is a leading independent manufacturer and distributor of supplies and equipment for controlled environment agriculture, including plant nutrition, growing media, horticultural lighting and climate control solutions, spanning a portfolio of proprietary and select partner brands. The Company manufactures its proprietary plant nutrition and growing media brands in Eugene, Oregon, and, through its logistics services platform, provides third-party warehousing, fulfillment and distribution services across a wide range of industries. For nearly 50 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed.

www.Hydrofarm.com

Contact: ir@hydrofarm.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “plan,” “will,” “project,” “potential” and similar expressions. They include, among others, statements regarding: the Company’s ability to maintain compliance with the Equity Rule; the Company’s ability to regain and maintain compliance with the Bid Price Rule and Nasdaq’s other continued listing requirements; the continued listing of the Company’s common stock on Nasdaq; the options the Company may pursue to regain compliance with the Bid Price Rule; and the Company’s growth plans for its proprietary brands, its logistics services platform and direct sales to commercial cultivators.

These statements are based on management’s current expectations and assumptions. They are subject to risks and uncertainties that could cause actual results to differ materially, including: the Company’s ability to maintain stockholders’ equity above the level required by the Equity Rule during the Mandatory Panel Monitor period and thereafter; the consequences if the Company is found again out of compliance with the Equity Rule during that period, including that no compliance plan or cure period would be available and the Company’s securities could be delisted; the Company’s ability to satisfy the Bid Price Rule and other Nasdaq continued listing standards; the Company’s history of operating losses; the Company’s ability to maintain and preserve liquidity and to access additional sources of capital; demand conditions in the controlled environment agriculture and hydroponics markets; and the other factors described under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent periodic reports filed with the SEC. Forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update them except as required by law.

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